UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒ Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
1LIFE HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1Life Healthcare, Inc., a Delaware corporation (“One Medical”), filed its definitive proxy statement on Schedule 14A (the “proxy statement”) with the Securities and Exchange Commission (the “SEC”) on August 24, 2022, and mailed the proxy statement to One Medical’s stockholders commencing on August 24, 2022. The proxy statement relates to the Agreement and Plan of Merger, dated as of July 20, 2022 (the “Merger Agreement”), by and among One Medical, Amazon.com, Inc., a Delaware corporation (“Amazon”), and Negroni Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Amazon (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into One Medical (the “Merger”, and, together with the other transactions contemplated by the Merger Agreement, the “Contemplated Transactions”), with One Medical surviving the Merger.
This Schedule 14A (the “Schedule”) is being filed to update and supplement the proxy statement. The information contained in this Schedule is incorporated by reference into the proxy statement and should be read in conjunction with the proxy statement, which should be read in its entirety. Terms used in this Schedule, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement.
Following the announcement of the Merger Agreement and as of the date of this Schedule, seven (7) lawsuits have been filed, and four (4) demand letters and two (2) draft complaints have been served on One Medical by purported stockholders of One Medical.
One Medical and the other named defendants deny that they have violated any laws or breached any duties to One Medical’s stockholders and contend that these lawsuits and demand letters/draft complaints are without merit and that no supplemental disclosure to the proxy statement is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the Merger, One Medical is providing the supplemental information set forth in this Schedule. The supplemental information herein should be read in conjunction with the proxy statement, which we urge you to read in its entirety. Nothing in this Schedule shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.
To the extent that information in this Schedule differs from, or updates information contained in, the proxy statement, the information in this Schedule shall supersede or supplement the information in the proxy statement. The information contained in this Schedule speaks only as of August 24, 2022, unless the information specifically indicates that another date applies. Except as otherwise described in this Schedule or the documents referred to, contained in or incorporated by reference in this Schedule, the proxy statement, the annexes to the proxy statement and the documents referred to, contained in or incorporated by reference in the proxy statement are not otherwise modified, supplemented or amended.
If you have not already submitted a proxy for use at the One Medical virtual special meeting, you are urged to do so promptly. This Schedule does not affect the validity of any proxy card or voting instructions that One Medical stockholders may have previously received or delivered. No action is required by any One Medical stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.
All page references are to pages in the proxy statement as filed by One Medical with the SEC.

1.	The following disclosure replaces the seventh full paragraph on page 32, in the section titled “Background of the Merger”. The modified text is marked below, with added text in underline.
“On November 16, 2021, 1Life and Party A entered into a confidentiality agreement to facilitate due diligence between the parties in connection with a potential partnership or other strategic transaction. The confidentiality agreement included a two year standstill provision with a customary exclusion permitting Party A to make proposals to 1Life privately and confidentially and did not include a fall-away provision.”

2.
The following replaces the second full paragraph on page 52, in the section titled “The Merger—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses”. The modified text is marked below, with added text in underline.

“In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Board of Directors to rely upon, among other matters, the Projections, which are more fully described in the section of this proxy statement captioned “Recommendations of the Board of Directors and Reasons for the Merger – Financial Projections.” In accordance with direction from the Board of Directors, Morgan Stanley utilized the Projections in its financial analyses described below. Except as otherwise noted, Morgan Stanley utilized in each of its analyses described below the number of outstanding shares of 1Life’s common stock on a fully diluted basis, which amount was based on the following inputs as prepared by 1Life management as of July 18, 2022 and provided to Morgan Stanley for use in connection with its financial analyses: (A) 195.6 million shares of 1Life common stock outstanding (which includes 437,741 shares of 1Life common stock reserved for issuance pending the tender of letters of transmittal in connection with the Iora transaction); (B) 28.0 million shares of 1Life common stock underlying 1Life Options exercisable at prices ranging from $0.74-$43.31 per share; and (C) outstanding awards of 1Life RSUs covering an aggregate of 11.3 million shares of 1Life common stock. Except as otherwise noted, Morgan Stanley also utilized in certain of its analyses described below the net debt of 1Life of approximately $(32 million) as of June 30, 2022, which was derived from the following components as prepared by 1Life management: (y) cash and cash equivalents of approximately $348 million and (z) total debt of approximately $316 million.”

3.
The following replaces the fourth full paragraph on page 53, in the section titled “The Merger—Opinion of Morgan Stanley & Co. LLC—Public Trading Benchmarks Analysis”. The modified text is marked below, with added text in underline and removed text in strikethrough.

“Based on its analysis of the unaffected multiples for 1Life and each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to estimated revenue multiples of 1.5x-2.5x, for calendar year 2022, and 1.0x-2.0x for calendar year 2023, for use with each of Management Case A and Management Case B. Morgan Stanley then applied these ranges of multiples to the estimated relevant revenue metric for 1Life to calculate a range of implied aggregate values. Morgan Stanley then added the net cash of 1Life, as provided by the management of 1Life, from this range of aggregate values to obtain a range of implied equity values. Morgan Stanley then divided the range of implied equity values by the number of outstanding shares of common stock on a fully diluted basis as of July ~~19~~18, 2022, as provided by the management of 1Life, to obtain a range of implied values per share, each rounded to the nearest $0.25, as set forth below:”

4.
The following replaces the second full paragraph on page 55, in the section titled “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Cash Flow Analysis”. The modified text is marked below, with added text in underline and removed text in strikethrough.

“Morgan Stanley first calculated the estimated unlevered free cash flows projected to be generated by 1Life based on estimates in each of Management Case A and Management Case B. These unlevered free cash flows were calculated as earnings before interest, taxes, depreciation and amortization, less (1) a portion of stock-based compensation expense, per the direction of the management of 1Life, (2) taxes (assuming effective rate of 25.0% offset by federal and state net operating losses, as provided by the management of 1Life), (3) capital expenditures and (4) plus or minus changes in net working capital, which such estimated unlevered free cash flow, in each case, was reviewed and approved by the management of 1Life for Morgan Stanley’s use. Terminal values were calculated using a perpetual growth rate ranging from 3.0% to 4.0%, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and terminal values were discounted to present values as of June 30, 2022, using a midyear convention, at a discount rate ranging from 12.9% to 14.0%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of 1Life’s weighted average cost of capital ~~determined by the application of the capital asset pricing model~~. The range of 1Life’s weighted average cost of capital was selected by Morgan Stanley based on its professional judgment and experience and application of the capital asset pricing model, which requires certain company-specific inputs, including capital structure, the cost of long-term debt, future applicable marginal cash tax rate and a beta value for 1Life, as well as certain financial metrics for the U.S. financial markets generally. The resulting range of implied aggregate values were then increased by the net cash of 1Life as of June 30, 2022, as provided by the management of 1Life, and the present value of a future projected common equity issuance, per the direction of the management of 1Life, to derive a range of implied equity values. Morgan Stanley then divided the implied equity values by the number of fully diluted shares, as of July ~~19, 2020~~18, 2022 as provided by the management of 1Life, including the dilutive impact resulting from a future projected common equity issuance, to derive a range of implied values per share, each rounded to the nearest $0.25, as set forth below:”

5.
The following replaces the third full paragraph on page 55, in the section titled “The Merger—Opinion of Morgan Stanley & Co. LLC—Precedent Transactions – Premiums Paid Analysis”. The modified text is underlined below.

“Morgan Stanley considered, based on publicly available transaction information, transactions with global public targets larger than $1 billion in aggregate value, paid in all-cash consideration, since 1996 and announced on or before June 30, 2022. For these transactions, Morgan Stanley noted (i) the distribution of the mean of percentage premiums paid over unaffected stock price, which was defined as the stock price four weeks prior to the earliest date of the deal announcement, announcement of a competing bid, and market rumors and (ii) the annual mean of percentage premiums paid over unaffected stock price, which was defined as stock price four weeks prior to the earliest date of the deal announcement, announcement of a competing bid, and market rumors. Morgan Stanley noted a 27-year average premium of 40.1%. The data upon which Morgan Stanley based its analysis is as set forth below:

Distribution of Premiums Paid for Global Public Targets
(All-Cash Transactions of $1bn or More - 1996 to 2022)

Premium Range	Number of Transactions
0-10%	139
10-20%	264
20-30%	388
30-40%	360
40-50%	247
50-60%	161
60-70%	94
70-80%	67
80-90%	35
90-100%	36
100-200%	72”

6.
The following replaces the second full paragraph on page 60, in the section titled “Interests of 1Life’s Directors and Executive Officers in the Merger—Arrangements with Amazon”. The modified text is underlined below.

“As of the date of this proxy statement, none of our executive officers other than Mr. Rubin has entered into any arrangement or agreement with Amazon or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions, and following the Closing, may enter into agreements with, Amazon or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.”

7.	The following replaces the third, fourth, and fifth full paragraphs on page 78, in the section titled “Legal Proceedings”, in their entirety.
“As of September 15, 2022, seven complaints were filed in federal court by purported stockholders of 1Life regarding the Merger. The first complaint was filed on August 10, 2022, in the United States District Court for the Southern District of New York and is captioned O’Dell v. 1Life Healthcare, Inc., Case No. 1:22-cv-06825. The second complaint was filed on August 22, 2022, in the United States District Court for the Southern District of New York and is captioned Finlayson v. 1Life Healthcare, Inc., Case No. 1:22-cv-07150. The third complaint was filed on August 24, 2022, in the United States District Court for the Southern District of New York and is captioned Justice v. 1Life Healthcare, Inc., Case No. 1:22-cv-07234. The fourth complaint was filed on August 26, 2022, in the United States District Court for the Southern District of New York and is captioned Baker v. 1Life Healthcare, Inc., Case No. 1:22-cv-07289. The fifth complaint was filed on August 31, 2022, in the United States District Court for the Southern District of New York and is captioned Finger v. 1Life Healthcare, Inc., Case No. 1:22-cv-07451. The sixth complaint was filed on August 31, 2022, in the United States District Court for the Northern District of California and is captioned Bushansky v. 1Life Healthcare, Inc., Case No. 3:22-cv-04978. The seventh complaint was filed on August 31, 2022, in the United States District Court for the District of Delaware and is captioned Jenkins v. 1Life Healthcare, Inc., Case No. 1:22-cv-01152. The aforementioned seven complaints are collectively referred to as the “Complaints.” The Complaints name as defendants 1Life and each member of the Board, collectively referred to as the “1Life Defendants.” The Complaints allege violations of Section 14(a) of the Exchange Act against all 1Life Defendants and allege violations of Section 20(a) of the Exchange Act against the members of the Board in connection with disclosures made by the 1Life Defendants related to the Merger. The Complaints seek, among other relief, (i) injunctive relief preventing the consummation of the Merger unless the

1Life Defendants disclose certain information requested by the plaintiffs, (ii) rescission and/or rescissory damages in the event the Merger is consummated, and (iii) an award of plaintiffs’ expenses and attorneys’ fees. The 1Life Defendants believe the claims in the Complaints are without merit and intend to vigorously defend the actions.
Additionally, on August 20, 2022 and September 6, 2022, 1Life received demand letters and draft complaints, and on September 1, 2022 and September 7, 2022, 1Life received demand letters, in each case from purported stockholders of 1Life. The aforementioned demand letters and draft complaints are collectively referred to as the “Demand Letters.” The Demand Letters seek that certain allegedly omitted information in the Schedule 14A filed on August 10, 2022 or August 24, 2022, be disclosed.
It is possible that additional lawsuits may be filed or demand letters received related to the Merger between the day of this proxy statement and consummation of the Merger. If additional similar lawsuits are filed or demand letters received, absent new or different allegations that are material, 1Life will not necessarily announce such additional filings, unless such announcement or disclosure is required by law.”

Cautionary Note Regarding Forward-Looking Statements

This schedule contains forward-looking statements which involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this schedule, including statements regarding the Contemplated Transactions, and our projected operating and financial results, are forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this schedule or the date of the referenced proxy statement, as appropriate, and information contained in this schedule should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the ability of the parties to consummate the Contemplated Transactions in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the Contemplated Transactions, including with respect to the approval of One Medical’s stockholders; potential delays in consummating the Contemplated Transactions; the ability of One Medical to timely and successfully achieve the anticipated benefits of the Contemplated Transactions; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Contemplated Transactions on One Medical business relationships, operating results and business generally; costs related to the Contemplated Transactions; the outcome of any legal proceedings that may be instituted against One Medical, Amazon or any of their respective directors or officers related to the Merger Agreement or the Contemplated Transactions; changes in our projected operating or financial results; the strength of the One Medical brand; member satisfaction with One Medical’s services and support; the effects of the COVID-19 pandemic, including any new outbreaks and emerging variant strains of the virus, and related self-isolation and quarantine measures on One Medical’s business, revenue, future growth and results of operations; anticipated membership growth and revenue potential from One Medical’s members; One Medical’s ability to retain members; One Medical’s ability to successfully introduce and drive adoption of new products; changes in the pricing One Medical offers its members; One Medical’s relationships with its health network partners and enterprise clients and any changes to, accommodations in or terminations of One Medical’s contracts with the health network partners or enterprise clients; One Medical’s ability to improve cost of care and margins, including timing and expenses of new office openings and entry into new geographies; One Medical’s ability to improve its medical claims expense ratio; changes in laws or regulations; One Medical’s involvement in existing and potential litigation, including medical malpractice claims and consumer class actions; any governmental investigations or inquiries, including those related to COVID-19 vaccine administration or challenges to One Medical’s relationships with the professional entities affiliated with One Medical through administrative services agreements, or the One Medical PCs; One Medical’s strategic plan; the impact of new laws and regulations on One Medical’s industry, including Medicare, general economic and market conditions; One Medical’s financial outlook; One Medical’s focus areas for investment and its investments; announcements by One Medical, its health network partners or One Medical’s competitors of business or strategic developments; and One Medical’s overall business trajectory. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by One Medical’s forward-looking statements is included in the reports One Medical has filed or will file with the SEC, including One Medical’s Annual Report on Form 10-K for the year ended December 31, 2021, One Medical’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. These filings, when available, are available on the investor relations section of One Medical’s website at investor.onemedical.com and on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

In connection with the Contemplated Transactions, One Medical filed with the SEC the proxy statement relating to the Contemplated Transactions and other relevant documents. The proxy statement was mailed to One Medical’s stockholders as of the record date established for voting on the Contemplated Transactions and any other matters to be voted on at the special meeting, being August 22, 2022. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS THERETO, ANY OTHER SOLICITING MATERIALS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ONE MEDICAL, AMAZON AND THE CONTEMPLATED TRANSACTIONS. Investors and security holders may obtain free copies of these documents on the SEC’s web site at www.sec.gov, on One Medical’s website at https://investor.onemedical.com/ or by contacting One Medical’s Investor Relations department via email at https://investor.onemedical.com/contact-ir.

Participants in the Solicitation

One Medical and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of One Medical in connection with the Contemplated Transactions and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers are included in the proxy statement. Additional information regarding such directors and executive officers is included in One Medical’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of One Medical’s stockholders in connection with the Contemplated Transactions and any other matters to be voted upon at the special meeting are set forth in the proxy statement. These documents are available free of charge as described in the preceding paragraph.